Exhibit (j)(1)

Consent of Independent Registered Public Accounting Firm

The Board of Trustees

Legg Mason Partners Premium Money Market Trust

We consent to the use of our reports dated October 26, 2009, with respect to Western Asset / CitiSM Premium Liquid Reserves and Western Asset / CitiSM Premium U.S. Treasury Reserves, each a series of Legg Mason Partners Premium Money Market Trust, as of August 31, 2009, incorporated herein by reference and to the references to our firm under the headings “Financial highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

New York, New York

December 18, 2009